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                          BUSINESS LOAN AGREEMENT

This Agreement dated as of November 1, 1998, is between Bank of America National Trust and Savings Association (the "Bank") and Tab Products Co. (the "Borrower").

1.   FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1  LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Fifteen Million and 00/100 Dollars ($15,000,000.00).

(b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility No. 1 Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and November 1, 2000 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.

1.3  INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  REPAYMENT TERMS.

(a) The Borrower will pay interest on November 1, 1998, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)  Fixed Rates.

(b)  Offshore Rates.

1.6  LETTERS OF CREDIT.

(a)  This line of credit may be used for financing:

     (i) standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Facility No. 1 Expiration Date.

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     (ii)   The amount of letters of credit outstanding at any one time
            (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Two Million and 00/100 Dollars ($2,000,000.00).

(b)  The Borrower agrees:

     (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

     (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

     (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

     (iv) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

     (v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

     (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

1.7  FOREIGN EXCHANGE FACILITY.

(a) During the availability period, the Bank at its discretion may enter into spot and forward foreign exchange contracts with the Borrower. The foreign exchange contract limit will be Four Million and 00/100 U.S. Dollars (U.S. $4,000,000.00), and the settlement limit will be One Million and 00/100 U.S. Dollars (U.S. $1,000,000.00). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrower has already compensated the Bank. The "settlement limit" is the maximum limit on the gross total amount of all sale and purchase contracts on which delivery is to be effected and settlement allowed on any one banking day.

(b) The Bank shall not be obligated to permit the Borrower to enter into any foreign exchange contracts which would exceed the settlement limit. However, if the Bank decides, in its discretion, to waive the settlement limit for foreign exchange contracts which will settle on any particular banking day, the Bank shall not be required to make any U.S. Dollar or foreign currency settlement payment to the Borrower until the Bank receives evidence satisfactory to it that the Borrower has paid the Bank all of the Borrower's U.S. Dollar and foreign currency settlement payments. The Bank shall not be liable for interest or other damages caused by any such failure to pay or deliver or any such delay in payment or delivery.

(c) The Borrower will pay the Bank on demand the Bank's then standard foreign exchange contract fees for each contract.

(d) Foreign exchange contracts will be in form and substance satisfactory to the Bank.

(e)  No foreign exchange contracts will mature later than one hundred eighty
     (180) days after the Facility No. 1 Expiration Date.

(f) The Borrower understands the risks of, and is financially able to bear any losses resulting from, entering into foreign exchange contracts.
     The Bank shall not be liable for any loss suffered by the Borrower as a result of the Borrower's foreign exchange trading. The Borrower will enter into each foreign exchange contract in reliance only upon the Borrower's own judgment. The Borrower acknowledges that in entering into foreign exchange contracts with the Borrower, the Bank is not acting as a fiduciary. The Borrower understands that neither the Bank nor the Borrower has any obligation to enter into any particular foreign exchange contract with the other.

(g) The Borrower hereby requests the Bank to rely upon and execute the Borrower's telephonic instructions regarding foreign exchange contracts, and the Borrower agrees that the Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the willful misconduct of the Bank or its officers or employees. The Borrower agrees to protect the Bank and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel and the allocated costs of staff counsel) or inconvenience, however arising, which the Bank suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions.

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(h)  The Borrower agrees to promptly review all confirmations sent to the
     Borrower by the Bank. The Borrower understands that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which the Borrower has already entered into with the Bank. The Borrower agrees to promptly execute and return to the Bank confirmations which accurately reflect the terms of a foreign exchange contract, and immediately contact the Bank if the Borrower believes a confirmation is not accurate. In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of a confirmation, the provisions of this Agreement will prevail.

(i) The Borrower agrees that the Bank may electronically record all telephonic conversations with the Borrower relating to foreign exchange contracts and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts. The Borrower agrees that in the event of a conflict, inconsistency or ambiguity between the terms of a foreign exchange contract as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

(j) Any sum owed to the Bank under a foreign exchange contract may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. The Borrower hereby authorizes the Bank to debit the Borrower's account with the Bank for payments due from the Borrower to the Bank with respect to any foreign exchange contract.

(k) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an event of default under this Agreement, the Bank may:

     (i) Suspend performance of its obligations to the Borrower under any foreign exchange contract;

     (ii) Declare all foreign exchange contracts, interest and any other amounts which are payable by the Borrower to the Bank immediately due and payable; and

     (iii) Without notice to the Borrower, close out any or all foreign exchange contracts or positions of the Borrower with the Bank.

     The Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrower. The Borrower shall be liable for any amounts owing to the Bank after exercise of any such rights and remedies.

2.   FACILITY NO. 2 : TERM LOAN AMOUNT AND TERMS

2.1 OUTSTANDING TERM LOAN. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00). This term loan is currently subject to the terms and conditions of Facility No. 2 of the Business Loan Agreement dated August 26, 1996. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 2 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

2.2 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus 0.5 percentage point.

2.3  REPAYMENT TERMS.

(a) The Borrower will pay all accrued but unpaid interest on November 1, 1998, and then monthly thereafter and upon payment in full of the principal of the loan.

(b) The Borrower will repay principal in forty six (46) successive monthly installments of Twenty Six Thousand Forty One and 67/100 Dollars ($26,041.67) starting November 1, 1998. On August 1, 2002, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under Paragraph 2.3(b) above.

2.4 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below for this Facility No. 2 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

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(a)  Fixed Rates.

(b)  Offshore Rates.

(c)  Long Term Rates.

3.   FACILITY NO. 3: LINE OF CREDIT AMOUNT AND TERMS

3.1  LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 3") to the Borrower. The amount of the line of credit (the "Facility No. 3 Commitment") is One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).

(b) This is a non-revolving line of credit with a term repayment option, and providing for cash advances. Any amount borrowed, even if repaid before the end of the availability period, permanently reduces the remaining available line of credit.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 3 Commitment.

3.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and November 1, 1999 (the "Facility No. 3 Expiration Date") unless the Borrower is in default.

3.3 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus 0.25 percentage point.

3.4  REPAYMENT TERMS.

(a) The Borrower will pay interest on November 1, 1998, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay the principal amount outstanding on the Facility No. 3 Expiration Date in 60 successive equal monthly installments starting December 1, 1999. On November 1, 2004, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may repay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under Paragraph 3.4(b) above.

3.5 MANDATORY PREPAYMENT; EARLY TERMINATION. Anything herein to the contrary notwithstanding, if Facility No. 1, as now in effect or as hereafter renewed, amended or restated, terminates for any reason, including, without limitation, termination at the request of the Borrower, termination resulting from failure by the Bank to renew Facility No. 1 beyond any availability period applicable thereto, or termination as otherwise provided or permitted under this Agreement, the entire principal balance of these Facility No. 2 and Facility No. 3, together with all accrued interest thereon, shall be due and payable on the effective date of such termination.

3.6 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below for this Facility No. 3 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)  Fixed Rates.

(b)  Offshore Rates.

4.   OPTIONAL INTEREST RATES

4.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.


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4.2   FIXED RATE. The election of Fixed Rates shall be subject to the following terms and requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and Borrower agree will apply during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than 30 days and no longer than 180 days.

(c) Each Fixed Rate Portion will be for an amount not less Five Hundred Thousand Dollars ($500,000).

(d) Each prepayment of a Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

      (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

      (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

4.3 OFFSHORE RATE. The election of Offshore Rates shall be subject to the following terms and requirements:

(a) The "Offshore Rate" means the interest rate the Bank and the Borrower agree will apply to the Portion during the applicable interest period.

(b) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(c) Each Offshore Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) Each prepayment of an Offshore Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

      (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

      (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(e) The Bank will have no obligation to accept an election for an Offshore Rate Portion if any of the following described events has occured and is continuing:

       (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate Portion are not available in the offshore dollar inter-bank market; or

       (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate Portion.

4.4 LONG TERM RATE. The election of Long Term Rates shall be subject to the following terms and requirements:

(a) The interest period during which the Long Term Rate will be in effect will be one year or more.

(b) The "Long Term Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the Portion during the applicable interest period.

(c) Each Long Term Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).


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(d)   The Borrower may prepay the Long Term Rate Portion in whole or in part in the minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate Portion will be applied on the most remote payment of principal then unpaid.

(e) Each prepayment of a Long Term Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(f) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

      (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;

      (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

      (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate. The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

(g) The following definitions will apply to the calculation of the prepayment fee:

      "Original Payment Dates" mean the dates on which principal of the Long Term Rate Portion would have been paid if there had been no prepayment. If any of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

      "Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate Portion which would have been paid on a single Original Payment Date.

      "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

(h) The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate Portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, THE WALL STREET JOURNAL, or other information sources the Bank deems appropriate.

5.    FEES AND EXPENSES

5.1   FEES.

(a) LOAN FEE (FACILITY NO. 1). The Borrower agrees to pay a loan fee in the amount of Fifty Six Thousand Two Hundred Fifty and 00/100 Dollars ($56,250.00). This fee is due on November 1, 1999 and on each anniversary of that date thereafter until the expiration of the availability period (Fee for 1998 was paid on October 16, 1998).

(b) UNUSED COMMITMENT FEE (FACILITY NO. 3). The Borrower agrees to pay a fee on any difference between the Facility No. 3 Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.25% per year.

      This fee is due on February 1, 1999, and on the first day of each following quarter until the expiration of the availability period.

(c) WAIVER FEE. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.


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5.2   REIMBURSEMENT COSTS.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.


6.    DISBURSEMENTS, PAYMENTS AND COSTS

6.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3   TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14934-03755, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

6.4   DIRECT DEBIT.

(a) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from the Borrower's account number 14934-03755, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

(c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6 TAXES. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

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6.7  ADDITIONAL COSTS.  The Borrower will pay the Bank, on demand, for the
Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

6.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

6.9 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

6.10 INTEREST COMPOUNDING. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Reference Rate for Facility No. 1, at the Bank's Reference Rate plus 0.5 percentage point for Facility No. 2 and at the Bank's Reference Rate plus 0.25 percentage point for Facility No. 3. This may result in compounding of interest.

6.11 OVERDRAFTS. At the Bank's sole option in each instance, the Bank may do one of the following:

(a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

(b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

7.  CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2  GOVERNING DOCUMENTS.  A copy of the Borrower's articles of incorporation.

7.3  OTHER ITEMS.  Any other items that the Bank reasonably requires.

8.  REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

8.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

8.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.

(b)   in compliance with all government regulations that apply.

8.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.9 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.10 INCOME TAX MATTERS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

8.11 NO EVENT OF DEFAULT. There is no event which is, or with notice of lapse of time or both would be, a default under this Agreement.

8.12 INSURANCE. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

8.13  ERISA PLANS.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)   With respect to any Plan subject to Title IV of ERISA:

      (i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

      (ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

      (iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)   The following terms have the meanings indicated for purposes of this
      Agreement:

      (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

      (iv)  "PBGC" means the Pension Benefit Guaranty Corporation.

      (v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

8.14 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

8.15 YEAR 2000 COMPLIANCE. The Borrower has developed and budgeted for a comprehensive program to address the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). The Borrower has implemented that program substantially in accordance with its timetable and budget and reasonably anticipates that it will substantially avoid the year 2000 problem as to all computers, as well as embedded microchips in non-computing devices, that are material to the Borrower's business, properties or operations. The Borrower has developed adequate contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

9.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1 USE OF PROCEEDS. To use the proceeds of Facility No. 1 only for working capital and support performance standby letters of credit and to use the proceeds of Facility No. 3 only to finance capital expenditure for 1999 fiscal year.

9.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis and must include a supplemental consolidating schedule detailing the assets, liabilities, income and expenses of each subsidiary, domestic or foreign, of the Borrower.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c) Copies of the Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

(d) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations
     (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

9.3 QUICK ASSETS. To maintain on a consolidated basis as of the end of each quarterly accounting period quick assets in excess of current liabilities by at least Eight Million Dollars ($8,000,000).

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments. "Current liabilities" shall include (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above.

9.4 TOTAL LIABILITIES TO TANGIBLE NET WORTH. To maintain on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding 1.25:1.0.

"Total liabilities" means the sum of current liabilities plus long term liabilities including deferred taxes.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles), less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

9.5 FIXED CHARGE COVERAGE RATIO. To maintain on a consolidated basis a fixed charge coverage ratio of at least 1.15:1.0.

"Fixed charge coverage ratio" means the ratio of cash flow to fixed charges.

"Fixed charges" means the sum of (i) the principal payments on debt (including, without limitation, prepayments and regularly scheduled payments of the Senior Notes and the Senior Guaranteed Notes (both as defined below) and regularly scheduled payments (but not prepayments) of debt to the Bank,
(ii) interest expense, and (iii) capital lease expense.

"Cash flow" means (a) the sum of (i) net income after taxes, (ii) depreciation, (iii) amortization, (iv) interest expense, and (v) net proceeds received by the Borrower resulting from its issuance of any equity securities (including, without limitation, proceeds resulting from the exercise of their options by the holders of options to purchase the Borrower's shares), LESS
(b) the sum of (i) any amounts paid by the Borrower to purchase, redeem or otherwise acquire any of its shares and (ii) dividends paid by the Borrower.

"Senior Notes" means the Borrower's 8.73% senior promissory note(s) in the original principal amount of Fifteen Million Dollars ($15,000,000) due March 20, 2001, authorized by and subject to the terms and conditions of that certain Note Agreement executed as of March 20, 1992, by the Borrower in favor of The Prudential Insurance Company of America ("Prudential"), as now in effect and as hereafter amended or restated (the "Note Agreement").

"Senior Guaranteed Notes" means the Borrower's 6.9% senior promissory note(s) in the original principal amount of Five Million Dollars ($5,000,000) due September 20, 2002, authorized by and subject to the terms and conditions of that certain Note Agreement executed as of October 7, 1993, by the Borrower in favor of Prudential, as now in effect and as hereafter amended or restated (the "Guaranteed Note Agreement").

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

9.6 PROFITABILITY. To maintain on a consolidated basis a positive net income before taxes and extraordinary items and a positive net income after taxes and extraordinary items (i) as of the end of each quarterly accounting period on a fiscal year-to-date basis and (ii) for each annual accounting period.

9.7 LIMITATION ON LOSSES. Not to incur on a consolidated basis a net loss before taxes and extraordinary items in any two (2) consecutive quarterly accounting periods.

9.8 OTHER DEBTS. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts for business purposes which do not exceed a total principal amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

(f) Contingent debts of the Borrower under its guaranty in the amount of Two Hundred Thousand U.S. Dollars (U.S. $200,000) in favor of the Australian and New Zealand Banking Company guarantying debt of Tab Products PTY Ltd.

(g) Additional debts for the purpose of financing operating or capital leases of the new J.D. Edwards software system which do not exceed a total principal amount of Two Million Seven Hundred Thousand Dollars ($2,700,000).

9.9 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in personal property acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Five Hundred Thousand Dollars ($500,000) at any one time.

(e)  Additional liens permitted under Subparagraph (g) above.

9.10 CAPITAL EXPENDITURES. Not to spend (including the total amount of any capital leases) more than Seven Million Dollars ($7,000,000) in fiscal year 1999 and Five Million Dollars ($5,000,000) in any single fiscal year thereafter to acquire fixed or capital assets.

9.11 LOANS TO SUBSIDIARIES. Not to make any loans or advances to any of the Borrower's subsidiaries, except loans or advances in existence on the date of this Agreement disclosed in writing to the Bank.

9.12 LOANS TO OFFICERS. Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing), except in the aggregate amount not to exceed One Million Dollars ($1,000,000).

9.13 OUT OF DEBT PERIOD (FACILITY NO. 1). To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and November 1, 1999, and each subsequent one-year period (if any). For the purposes of this paragraph, "advances" does not include the undrawn amounts of outstanding letters of credit.

9.14  NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

9.15  BOOKS AND RECORDS. To maintain adequate books and records.

9.16 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.17 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

9.18 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

9.19 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.20 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.21 GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

9.22 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(f) enter into any sale and leaseback agreement covering any of its fixed assets.

(g)  acquire or purchase a business or its assets.

(h) voluntarily suspend its business for more than 5 days in any 30 day period.

9.23 ERISA PLANS. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

9.24 GUARANTIES. To obtain guaranties in the amount no less than the total Bank commitments from any of the Borrower's domestic subsidiaries. It is provided, however, the revenues or assets of such subsidiaries have to be 10% or greater of the consolidated company.

10. HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorney's fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

11. DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. With respect to Paragraphs 11.1, 11.4, 11.5, 11.6, 11.10 and 11.12, the Bank agrees that it will not have the right to exercise its rights under the immediately preceding sentence unless the Borrower has failed to cure such event of default in a manner acceptable to the Bank within 5 days of its occurrence (for Paragraphs 11.1, 11.4 and 11.5) or within 5 banking days of the Borrower's receipt of notice of such event of default (for Paragraphs 11.6, 11.10 and 11.12). If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

11.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

11.2 FALSE INFORMATION. The Borrower (or any guarantor) has given the Bank false or misleading information or representations.

11.3 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower (or any guarantor) is dismissed within a period of 30 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

11.4 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

11.5 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

11.6 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

11.7 MATERIAL ADVERSE CHANGE. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the credit.

11.8 CROSS-DEFAULT. Any default occurs and has not been cured or waived in a manner acceptable to the Bank under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) had guaranteed.

11.9 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

11.10 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

11.11 ERISA PLANS. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

11.12 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

11.13 PRUDENTIAL DOCUMENTS. The Borrower fails to promptly provide the Bank with copies of any extensions, amendments, revisions, renewals, or restatements of the Senior Notes, Senior Guaranteed Notes, Note Agreement or Guaranteed Note Agreement, within 30 days from the date of any such extensions, amendments, revisions, renewals, or restatements.

11.14 DEBTS OF SUBSIDIARIES. Any subsidiary of the Borrower has outstanding or incurs any direct or contingent debts (other than those to the Bank), or becomes liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)   Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)   Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Contingent debts of Tab Canada under a guaranty in the maximum amount of Five Million Dollars ($5,000,000) in favor or Prudential.

(f) Debts of Tab Products PTY Ltd. owed to Australian and New Zealand Banking Company in the maximum amount of Two Hundred Thousand U.S. Dollars (U.S. $200,000).

11.5 FINANCIAL COVENANTS. Any financial covenant under any loan or other agreement executed by the Borrower evidencing indebtedness permitted in Paragraph 9.8 is more restrictive than any financial covenant under this Agreement.

12.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

12.2   CALIFORNIA LAW.  This Agreement is governed by California law.

12.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.4   ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

       (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

       (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

       (iii)  Any violation of this Agreement; or

       (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

       (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

       (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

       (iii) The referee (or the presiding referee of the panel) will be an active attorney or retired judge; and

       (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)   This provision does not limit the right of the Borrower or the Bank to:

      (i)   exercise self-help remedies such as setoff;

      (ii)  foreclose against or sell any real or personal property collateral;
            or

      (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

           (A)  an interim remedy; and/or

           (B)  additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises form or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

12.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

12.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

12.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

12.9 INDEMNIFICATION. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

12.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

12.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

12.13 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Business Loan Agreement entered into as of August 26, 1996, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION      TAB PRODUCTS CO.

X /s/ Chris P. Giannotti                    X /s/ David J. Davis
 -------------------------------------       ----------------------------------
By: Chris P. Giannotti, Vice President      By: David J. Davis, SVP,
                                                Operations and Chief Financial
Address where notices to the Bank               Officer
are to be sent:
                                            X /s/ Robert J. Sexton
Palo Alto Commercial Banking Office #01493   ----------------------------------
530 Lytton Ave.                             By:
Palo Alto, CA 94301
                                            Address for Notices:

                                            1400 Page Mill Road
                                            Palo Alto, CA 94304






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